Exhibit 99.1

News Release
Amkor Reports Record Third Quarter Sales
CHANDLER, Ariz., November 8, 2006 — Amkor Technology, Inc. (NASDAQ: AMKR) reported record third quarter 2006 sales of $714 million, up 30% from the third quarter of 2005 and up 4% from the second quarter of 2006. Amkor’s third quarter 2006 net income was $53 million, or $0.27 per diluted share, compared with a net loss of $19 million, or ($0.11) per share, in the third quarter of 2005.
“We completed a historic third quarter, marking the first time that Amkor’s quarterly sales have exceeded $700 million.” said James Kim, Chairman and Chief Executive Officer. “Our strong operating performance reflected continued progress in our strategy to enrich our product mix, enhance operating efficiencies, and generate higher returns on our capital investments.”
“We achieved record sales and units in the third quarter, driven by seasonal builds for wireless and other mobile devices, and for high performance applications, including game consoles and networking,” said Kim. We continue to enrich our product mix, focusing on applications that require flip chip, 3D and chip scale packaging, and other advanced products. We also continue to redeploy production assets to support those parts of the business that generate higher returns. Our collaborations with leading silicon providers, technology partners, customers and OEMs are helping us to support existing growth opportunities and are giving Amkor better visibility to develop package solutions for strategic market applications.”
“Our third quarter performance reflected strength in our core package and test operations, successful execution of production ramps, continued strong adoption of flip chip and other advanced packaging, and a stable pricing environment,” said Ken Joyce, Amkor’s Chief Financial Officer. “Third quarter gross margin was 24.9%. “During the quarter we commenced operations in our new Singapore wafer bump factory and our new assembly and test factory in Shanghai. Fixed costs associated with these new operations will be absorbed as we build revenue over the next several quarters. ”
“Third quarter SG&A expenses included approximately $10 million in professional fees associated with the review of our historical stock options granting practices and related activities, as conducted by the Special Committee of the Board of Directors and assisted by independent counsel,” said Joyce. “Excluding these fees, third quarter SG&A expenses would have been slightly lower than in the second quarter of 2006, reflecting continued progress in controlling our core operating expenses. We currently estimate fourth quarter SG&A expenses will include approximately $5 million in professional fees associated with the options review and related activities.”
“Capital additions totaled $48 million in the third quarter and $244 million for the first nine months. Our capacity expansion has been focused on strategic growth areas, including wafer bump, wafer level packaging, flip chip and test,” said Joyce. “We expect full year 2006 capital additions of approximately $300 million.”

“We have achieved positive free cash flow for the past four quarters, and given our current view of business conditions, we anticipate that this trend should continue for the fourth quarter and into 2007,” said Joyce.
“Earlier this year we took important steps to address our near-term debt maturities,” said Joyce. “Based on current forecasts, we believe we will have sufficient cash resources available to retire the remaining $142 million of 5% convertible notes due March 2007. Looking ahead, we believe we will have sufficient resources to retire both the remaining $88 million in 9.25% senior notes due in 2008 and the remaining $22 million in 10.5% senior subordinated notes due 2009.”
For the full year 2006, we anticipate an effective tax rate of 7% which reflects the utilization of U.S. and foreign net operating loss carryforwards and tax holidays in certain of our foreign jurisdictions. At September 30, 2006, Amkor had U.S. net operating losses available for carryforward totaling $350 million expiring through 2025. Additionally, at September 30, 2006, we had $65 million of non-U.S. operating losses available for carryforward, expiring through 2011.
Selected operating data for the third quarter 2006 is included in a section before the financial tables.
Business Outlook
On the basis of our customers’ forecasts, we have the following expectations for the fourth quarter of 2006:
•	Sales down 3% to 5% from the third quarter of 2006

•	Gross margin of approximately 24%

•	Net income in the range of $0.20 to $0.24 per diluted share
Amkor will conduct a conference call on November 8, 2006 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-205-0033 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11071079.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: expectations regarding product mix, operating efficiencies and return on capital investments; expectations regarding sufficiency of cash resources to satisfy the notes due 2007, 2008 and 2009; expectations regarding absorption of fixed costs associated with new factories; expectations regarding performance of the factories over the next several quarters; expectations regarding the level of professional fees to be included in fourth quarter SG&A; expectations regarding the level and focus of additional capital expenditures and the deployment of production assets; expectations regarding the achievement of positive free cash flow for the fourth quarter and into 2007; expectations regarding the effective tax rate for full year 2006 and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our high leverage and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and technological challenges.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including Form 10-K/A for the year ended December 31, 2005, and Form 10-Q/A for the quarter ended March 31, 2006, Form 10-Q for the quarter ended June 30, 2006, and current reports on Form 8-K. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
          Jeffrey Luth
          VP Corporate Communications
          480-821-5000 ext. 5130
          jluth@amkor.com
(selected operating data and tables to follow)

Selected operating data for the third quarter and nine month 2006

		3rd Quarter	Nine Months
•	Capital additions	$48 million	$244 million
	Net decrease in related accounts payable and deposits	$34 million	$8 million

	Payments for property, plant & equipment	$82 million	$252 million

•	Depreciation and amortization	$69 million	$203 million

•	Free cash flow*	$59 million	$129 million

*	Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by operating activities	$141 million	$381 million
Less payments for property, plant and equipment	($82 million)	($252 million)

Free cash flow from continuing operations	$59 million	$129 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
For the Third Quarter of 2006:
•	Capacity utilization was approximately 81%

•	Assembly unit shipments were 2.2 billion, up slightly from Q2 2006

•	Our top ten customers accounted for 46% of net sales

•	End market distribution (an approximation based on a sampling of programs with some of our largest customers):

Communications	40%
Consumer	31%
Computing	17%
Other	12%
•	As a percentage of net sales:

Laminate packages	49%
Leadframe packages	36%
Other	5%
Test	10%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(As restated)		(As restated)
	(In thousands, except per share data)
Net sales	$713,829	$549,641	$2,045,549	$1,456,457
Cost of sales	536,062	459,342	1,543,721	1,256,357

Gross profit	177,767	90,299	501,828	200,100

Operating expenses:
Selling, general and administrative	68,477	59,633	187,648	187,057
Research and development	9,653	8,870	29,398	27,694
Provision for legal settlements and contingencies	—	—	1,000	50,000

Total operating expenses	78,130	68,503	218,046	264,751

Operating income (loss)	99,637	21,796	283,782	(64,651)

Other (income) expense:
Interest expense, net	36,573	40,859	118,330	122,767
Interest expense, related party	1,563	—	4,914	—
Foreign currency loss (gain), net	6,465	4,171	11,472	4,630
Debt retirement costs, net	—	—	27,389	—
Other (income) expense, net	(878)	394	1,497	2,635

Total other expense, net	43,723	45,424	163,602	130,032

Income (loss) before income taxes and minority interests	55,914	(23,628)	120,180	(194,683)
Income tax expense (benefit)	2,881	(2,865)	8,465	(325)

Income (loss) before minority interests	53,033	(20,763)	111,715	(194,358)
Minority interests, net of tax	(223)	1,250	(678)	3,187

Net income (loss)	$52,810	$(19,513)	$111,037	$(191,171)

Net income (loss) per common share:
Basic	$0.30	$(0.11)	$0.63	$(1.08)

Diluted	$0.27	$(0.11)	$0.60	$(1.08)

Shares used in computing net income (loss) per common share:
Basic	178,108	176,715	177,537	176,271

Diluted	204,482	176,715	197,539	176,271

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
		(As restated)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$190,567	$206,575
Restricted cash	2,570	—
Accounts receivable:
Trade, net of allowance for doubtful accounts of $4,775 and $4,947	425,351	381,495
Other	6,557	5,089
Inventories, net	164,404	138,109
Other current assets	38,679	35,222

Total current assets	828,128	766,490

Property, plant and equipment, net	1,456,553	1,419,472
Goodwill	671,534	653,717
Intangibles, net	32,068	38,391
Investments	7,794	9,668
Restricted cash	1,755	1,747
Other assets	49,749	65,606

Total assets	$3,047,581	$2,955,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$200,552	$184,389
Trade accounts payable	312,238	326,712
Accrued expenses	170,346	124,027

Total current liabilities	683,136	635,128

Long-term debt	1,727,200	1,856,247
Long-term debt, related party	100,000	100,000
Pension and severance obligations	155,677	129,752
Other non-current liabilities	30,933	6,109

Total liabilities	2,696,946	2,727,236

Commitments and contingencies (see Note 13) Minority interests	4,066	3,950

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, designated Series A, none issued	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 178,109 in 2006 and 176,733 in 2005	178	178
Additional paid-in capital	1,440,035	1,431,543
Accumulated deficit	(1,100,437)	(1,211,474)
Accumulated other comprehensive income	6,793	3,658

Total stockholders’ equity	346,569	223,905

Total liabilities and stockholders’ equity	$3,047,581	$2,955,091

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2006	2005
		(As restated)
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$111,037	$(191,171)
Depreciation and amortization	203,065	184,711
Other non-cash items	56,889	6,944
Changes in assets and liabilities excluding effects of acquisitions	9,665	(3,777)

Net cash provided by (used in) operating activities	380,656	(3,293)

Cash flows from investing activities:
Payments for property, plant and equipment	(252,401)	(226,442)
Proceeds from the sale of property, plant and equipment	2,524	530
Changes in restricted cash	(2,578)	—

Net cash (used in) investing activities	(252,455)	(225,912)

Cash flows provided from financing activities:
Net change in bank overdrafts	—	(102)
Borrowings under the revolving credit facility	143,659	127,494
Payments under the revolving credit facility	(134,419)	(116,811)
Proceeds from issuance of long-term debt	590,000	43,586
Payment of debt issuance costs	(15,087)	—
Payments of long-term debt, including redemption discount	(734,861)	(38,036)
Proceeds from issuance of stock through stock compensation plans	4,981	2,738

Net cash (used in) provided by financing activities	(145,727)	18,869

Effect of exchange rate fluctuations on cash and cash equivalents	1,518	(2,430)

Net decrease in cash and cash equivalents	(16,008)	(212,766)
Cash and cash equivalents, beginning of period	206,575	372,284

Cash and cash equivalents, end of period	$190,567	$159,518

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$121,078	$124,825
Income taxes	$6,123	$(501)

Noncash investing and financing activities:
Goodwill acquired upon closing of acquisition of minority interest	$17,822	$—